Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Receives Nasdaq Notification

SALT LAKE CITY, UTAH, June 30, 2008, Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today announced that it has requested a hearing before The NASDAQ Listing Qualifications Panel (the “Panel”) to appeal a Staff Determination to delist E&S’ common stock from The Nasdaq Global Market.

E&S received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market on June 25, 2008 indicating that E&S had failed to regain compliance with the minimum market value of publicly held shares requirement of Marketplace Rule 4450(a)(2) (the “Staff Determination”).  As a result, E&S’ common stock was subject to delisting unless E&S requested a hearing before the Panel.  E&S has requested a hearing to review the Staff Determination regarding compliance with the Marketplace Rule 4450(a)(2).  E&S’ shares will continue to be listed on The Nasdaq Global Market pending the decision of the Panel. There can be no assurance, however, that the Panel will reverse the Staff Determination.

In the event of an unfavorable determination by the Panel, E&S could apply to have its common stock transferred to The Nasdaq Capital Market. The Company may also elect to make such application prior to the Panel hearing.

Statements in this press release which are not historical, including statements regarding E&S’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability of the Company to successfully integrate the Spitz business; the ability to complete production models of its laser projectors without further delays or higher costs; the Company’s ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; results of the Board’s evaluation of alternatives available to enhance value for shareholders; and market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

David H. Bateman

President and CEO

Evans & Sutherland

770 Komas Drive, Salt Lake City, UT 84108

801-588-1674

dbateman@es.com